Exhibit 99.1

FOR RELEASE:  October 26, 2012

HKN Moves Listing of Common Stock from NYSE MKT to OTCQB

Dallas, Texas — October 26, 2012 — HKN, Inc. (NYSE MKT: HKN) (“HKN” or “the Company”) announced that it has voluntarily decided to move the listing of its stock from the NYSE MKT to the OTC Markets’ OTCQB marketplace.  HKN expects to commence trading on the OTCQB effective October 31, 2012.

HKN previously has announced that it intends to effect a one-for-forty reverse stock split of its common stock, conditioned upon the approval of stockholders at its October 29, 2012 annual meeting.  The NYSE MKT has advised HKN that it believes HKN would not meet the public float requirement for continued listing of its common stock on the NYSE MKT after the reverse split is implemented.

HKN intends to maintain the registration of its common stock under Section 12 of the Securities Exchange Act of 1934, as amended, and to continue its public reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

Mikel Faulkner, HKN’s CEO commented, “Our decision to move to the OTCQB is solely the result of our anticipated reduced public float and is in no way a reflection on the financial condition or viability of the Company.”

HKN, Inc. is an independent energy company engaged in the development of a well-balanced portfolio of assets in the energy industry and in the active management of its energy-based investments. Additional information may be found at the HKN Web site, www.hkninc.com. Please e-mail all investor inquiries to Investorrelations@hkninc.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made.  Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of HKN to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements.  The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K filed on March 2, 2012. HKN undertakes no duty to update or revise any forward-looking statements.  Actual results may vary materially.